3.14 / 1 (i)

RZB

PRIVATE AND CONFIDENTIAL

Shanghai Chengtong Precision Strip Co., Ltd.
(上海诚通精密带钢有限公司)
123 Laodong Road
Xuhang Town, Jiading District
Shanghai, P.R.China

October 14th, 2004

Dear Sirs,

Letter of Offer - Committed Revolving Working Capital Facility for United States Dollars Two Million Only (USD 2,000,000.00)

We, Raiffeisen Zentralbank Oesterreich AG (RZB Austria), Beijing Branch (the "**Bank**") are pleased to offer you, Shanghai Hecheng Precision Strip Co. Ltd. (the "**Borrower**"), a committed revolving working capital facility (the "**Facility**") of up to USD 2,000,000.00 (United States Dollars Two Million Only), based on the terms and conditions outlined below:

1. Type and Amount of the Facility:

Subject to the Bank's sole and absolute discretion the Borrower may utilize the Facility for working capital loans (the "**Loan**") in the aggregate sum and face amount of up to USD 2,000,000.00 at any one time outstanding.

2. Commission and Charges (excluding out of pocket expense):

Interest:	SIBOR + 300bp p.a.
Management Fee:	0.5% flat, payable within 14 days after signing of this Letter of Offer.
Commitment Fee:	1.5% p.a. on the un-drawn portion of the Facility amount during the Availability Period, payable in arrears at the end of each interest period

All other banking charges are subject to the Bank's Schedule of Charges.

The rate of interest payable on the Loan shall be calculated in Dollars on the basis of actual days elapsed and a 360 day year and shall be paid by the Borrower to the Bank at the end of each calendar quarter.

All interest, charges, fees, insurance premiums, normal bank charges, expenses whatsoever or however incurred on behalf of the Borrower and all monies in connection with the Facility shall form part of the Loan outstanding owing by the Borrower to the Bank.

The Bank reserves the right at anytime to amend reasonably the above Commission and Charges and to debit the Borrower's account with interest, charges, fees, insurance premiums, normal bank charges, expenses incurred on the Borrower's behalf and all monies in connection with the Facility.

3. Purpose:

To finance the Borrower's general working capital requirements.

4. Drawing:

The Borrower may make one or more drawings under the Facility on any day (except Saturday, Sunday or public holidays) when banks in China, Singapore, Vienna and New York City are open for business.

Each drawing will have an initial interest period (the "**First Interest Period**") not later than the nearest end date of a calendar quarter (March 31st, June 30th, September 30th or December 31st, the "**Interest Payment Date**"). On the First Interest Period, all outstanding drawings will be combined together with any outstanding Loans (the "**Combined Drawings**"). The next and subsequent interest period for the Combined Drawings shall fall due on the next and subsequent calendar quarter but not later than the Final Maturity Date.

Each drawing shall be in a minimum of USD 500,000.00. The amount of the Combined Drawings under the Facility shall not exceed the maximum amount of the Loan.

5. Tenor:

The Facility is available until May 31st, 2005 (the "**Availability Period**"). Final maturity of the Facility is August 31st, 2005 (the "**Final Maturity Date**").

Notwithstanding this, the Bank or the Borrower may terminate the Facility by giving a written notice (the "**Notice**") to each other at the end of an interest period. The termination will take effect three months from the date of the Notice (the "**Notice Period**") to coincide with the end of an interest payment period.

On such termination, all amounts then outstanding under this Facility together with accrued interest and any other sums for which the Borrower is liable under this Facility will become payable at the end of the Notice Period.

6. Repayment:

Each Loan can be repaid on any Interest Payment Date, but at the latest on the Final Maturity Date. The Bank shall have received a duly completed and signed repayment notice not later than 10 business days prior to each repayment date. Any repayment shall not be less than USD 100,000.00.

7. Partial Repayment:

If any sum paid or recovered in respect of the liabilities of the Borrower under this Facility is less than the amount then due, the Bank may apply that sum to principal, interest, fees or any other amount due under this Facility in such proportions and order and generally in such manner as the Bank shall determine.

8. Collateral/Security

(a) Mortgage Agreement to pledge all equipments of the Borrower to the Bank;

(b) Mortgage Agreement issued by Shanghai Tuorong Precision Strip Co., Ltd. to pledge the land use right and the buildings to the Bank;

(c) Deed of Share Pledge issued by Partner Success Holdings Ltd. ("**Partner Success**") in which Partner Success pledges all its shares in the Borrower to the Bank;

(d) Deed of Share Pledge issued by Mr. Li Wo Hing in which he pledges all his shares in Partner Success to the Bank;

(e) Corporate Guarantee issued by Partner Success in favor of the Bank;

(f) Off-take Undertaking from Shanghai Baogang Group Corporation ("**Baosteel**") for the products under the sales contracts between the Borrower and Baosteel in a version satisfactory to the Bank (the "**Off-take Agreement**");

(g) Long term raw material supply contract between the Borrower and Baosteel in the form and substance acceptable to the Bank;

(h) Triparty Agreement between a designated Chinese bank, the Borrower and the Bank to open an escrow account into which all Borrower's sales revenue shall be deposited and to conduct foreign exchange settlement (the "**Escrow Account**");

(i) Personal Guarantee from Mr. Li Wo Hing (the "**Guarantor**");

(j) Letter of Assignment, in which the Borrower assigns all its rights, title and interest in its trade receivables to the Bank.

9. Conditions Precedent:

During the Availability Period the Borrower may make requests for drawing. Without limiting the discretionary nature of the Facility, each drawing is further subject to the fulfillment of the following conditions precedent:

(a) The Bank shall have received:
- (i) certified true copies of the Borrower's statutory documents (certificate of incorporation, articles of association, excerpt from commercial register, etc.);
- (ii) board resolution resolving the acceptance of the Facility;
- (iii) legal opinion from counsel acceptable to the Bank, if required;

(iv) any consent, approval or authorisation by the government or any other authority or entity which may be required under the laws of China in connection with the Facility granted thereunder;
(v) valid evidence showing Partner Success as 100% shareholder of the Borrower;
(vi) asset appraisal report conducted by American Appraisal Associates showing fixed asset value of the Borrower not less than USD 12 million;
(vii) valid evidence about repayment of the existing RMB 10 million debt provided by Agriculture Bank of China, Jiading District, Caowang sub-branch (secured by existing fixed assets) before drawdown and valid evidence showing all the Borrower's fixed assets are clean.

(b) This Letter of Offer duly signed.

(c) All security / legal documentation mentioned in Clause 8 (*Collateral/Security*) duly executed and properly registered if required.

(d) Not later than 3 business days prior to the draw down, the Bank shall have received a draw down notice in form and substance as in the Attachment.

10. Other Conditions:

(a) There does not exist any encumbrances, mortgage, lien, and pledge on any of the Borrower's assets both present and future undisclosed and/or unacceptable by the Bank.

(b) The Borrower is not allowed to enter into any new banking relationship whatsoever, especially but not limited to credit facilities, collateral agreements, etc. without the Bank's prior consent, to be not unreasonably withheld.

(c) Any change of the capital structure in Partner Success and contents of Memorandum and Articles of Association is subject to the Bank's written consent.

(d) The Borrower undertakes to ensure that all sales proceeds will be routed through the Escrow Account. Furthermore, the Borrower will not give any payment instructions to its customers or agree to requests from its customers, which may result in payments being made to other accounts. In case that the Borrower receives any payments from its customers in any other account, the Borrower will redirect these payments into the Escrow Account without undue delay.

(e) This Facility ranks pari-passu with the Borrower's existing and future banking facilities.

(f) It is upon the Bank's sole discretion to allocate the proceeds from the collateral to repayments or other amounts due.

(g) The Bank shall be allowed to offset any amount outstanding on account or under credit facilities with the amounts credited on the Borrower's account with the Bank.

(h) The Borrower and Partner Success shall furnish to the Bank within 60 days after the end of half year a copy of their interim financial statements and within 120 days after the end of each financial year a copy of their annual audited financial statements.

(i) The Borrower and Partner Success shall furnish to the Bank such other information concerning their business, properties, condition or operations, financial or otherwise, as the Bank may from time to time reasonably request.

11. Default Interest Rates:

Should any payment due to the Bank under this Facility be outstanding and remain unpaid, default interest shall be charged at the rate of 3% per annum over and above the interest rate determined pursuant to Clause 2 from due date to date of actual payment.

12. Disclosure of Information:

The Borrower irrevocably consents to the Bank disclosing relevant particulars of the Borrower's account/s to any authorities in connection with filing, stamping and registration requirements, or to the Bank's head office, branches and subsidiaries and/or any guarantor, mortgagor, chargor, pledgor or any other person who has undertaken liability or provided security for the Borrower's account/s with the Bank.

13. Termination Events:

Without prejudice to the Bank's other rights herein, the Bank's obligations to make the Facility available to the Borrower hereunder shall cease and all principal and interest shall become immediately due and payable without further notice or demand if any of the following events occur:

(a) any failure by the Borrower, Partner Success and/or the Guarantor to pay on demand or when otherwise due, any obligation or liability for the payment or repayment of money owed to the Bank or to any other financial institution, person, firm, company or corporation; or

(b) any representation, warranty or statement provided by the Borrower, Partner Success and/or the Guarantor is incorrect or untrue in any manner; or

(c) occurrence of any events which in the Bank's opinion is materially prejudicial to the Bank's interest; or

(d) any material circumstances or conditions understood by the Bank to be prevailing as at the date hereof and the continuity of which is considered material to the Bank should change or cease to exist; or

(e) if any event occurs or any circumstance arises which, in the Bank's sole opinion, gives reasonable ground for believing that the Borrower, Partner Success and/or the Guarantor may not (or may be unable to) perform or comply with any one or more of the obligations hereunder, or in the event of any change in the applicable laws it becomes unlawful for the Borrower, Partner Success and/or the Guarantor to continue their obligations hereunder.

On the occurrence of any of the termination events above-mentioned, the Borrower shall pay to the Bank immediately with available funds an amount equal to the aggregate of the

Borrower's liabilities (both actual and contingent and whether or not matured) which sum shall be credited forthwith to an escrow account with the Bank to be applied at the Bank's sole absolute discretion towards the settlement and discharge of the Borrower's liabilities and obligations on any account.

14. Review:

Notwithstanding the terms herein and in conformity with normal banking practice, the Bank reserves the right to modify, reduce or cancel the Facility or any of the terms and conditions herein or any other documents or security relating hereto at the Bank's sole discretion and without prior notice.

15. Taxes and Charges:

The stamp duty of 0.005% of the Facility amount (USD 100.00) is for the Borrower's account and shall be paid within 30 days after the signing of this Letter of Offer.

All payments to the Bank shall be made without set-off or counterclaim and free and clear of and without deduction or withholding for or on account of any taxes, levies or other charges.

16. Costs:

All costs (including break-funding cost), legal costs, charges and out-of-pocket expenses in connection with the preparation and execution of this Facility, perfection of any security documents required hereunder and the protecting and enforcing the rights of the Bank, will be borne by the Borrower on a full indemnity basis.

17. Communications:

The Borrower hereby irrevocably agrees that all orders and notices the Borrower submits to the Bank shall be made in writing and signed by the authorized signatories of the Borrower.

Any notice, demand or other communication by the Bank shall be presumed for all purposes to be given or made, if sent by telex to the telex number and answer back of the Borrower, upon the day of dispatch; if by telefax, upon the next business day after transmission to the fax number of the Borrower and, if sent by post to the last known address of the Borrower, after the expiration of 24 hours after posting.

All notices and instructions the Borrower submits to the Bank by fax shall be legally binding on the Borrower. The Borrower accepts full responsibility for any losses or damages arising in connection with such instructions submitted by fax, including those resulting from erroneous or multiple transmissions, and the Borrower undertakes to indemnify the Bank for all losses or damages arising in this connection.

The relevant address and fax numbers of the Bank are:

RZB Austria Beijing Branch
Beijing International Club, Suite 200
21 Jianguomenwai Dajie

Beijing 100020 P. R. China

Attn.:	Ms. Ruoling Fu
Telephone:	++86 10 653 233 88 / Ext.366
Fax no.:	++86 10 653 259 26

18. General Agreement for Commercial Business:

This Facility is governed by General Business Terms and Conditions Governing Accounts and Banking Facilities (GTC01/MAY01), to be executed by the Borrower upon the acceptance of this Letter of Offer.

19. Utilization:

By accepting this Facility, the Borrower agrees that this Facility can be used by the Borrower only. Utilization of the Facility by the Borrower is subject to the terms and conditions outlined in this Letter of Offer. The total aggregate outstanding at any one-time by the Borrower shall not exceed USD 2 million.

20. Governing Law:

The conclusion, validity, interpretation and implementation of this Facility shall be governed by the relevant laws of Hong Kong. If there is no such law governing a particular matter relating to this Facility, reference shall be made to international practices.

21. Arbitration:

In the event that the Bank chooses to settle any dispute amicably by negotiation, an agreement has to be reached within 30 days after a written notice on the existence of the dispute has been given. Otherwise it shall be referred to and finally settled by arbitration under the Rules of the Hong Kong International Arbitration Centre. The place of arbitration shall be Hong Kong and the language to be used shall be English. The costs of arbitration, including reasonable attorneys' fees, shall be borne by the losing party.

22. General:

Please note that it is the Bank's normal policy to make the Facility available only upon completion of all security/legal documentation.

The Borrower should kindly confirm its acceptance of all the terms and conditions by signing and affixing the Company's stamp on the duplicate of this Letter and returning it to the Bank together with the board resolution within 14 days from this date.

This Letter when accepted supersedes all previous letters, correspondence, discussions and/or meetings relating to offer and terms and conditions of credit facility.

This Letter is executed in an English and in a Chinese version, the English version shall prevail in cases of discrepancy.

Should one of the provisions of this Letter be or become invalid, this shall not effect the validity of the other provisions hereof. Any invalid provision is to be replaced by a valid provision

which comes as close as legally possible to the invalid one taking into account the economic interest of the parties.

Yours faithfully,

Raiffeisen Zentralbank Oesterreich AG (RZB Austria),
Beijing Branch

Andreas WERNER
General Manager

Kinman LEE
Deputy General Manager

Accepted and agreed for and on behalf of

Shanghai Chengtong Precision Strip Co., Ltd.

Director

Director

Date

Attachment

Form of draw down notice

From: Shanghai Chengtong Precision Strip Co., Ltd.

To: Raiffeisen Zentralbank Oesterreich (RZB Austria), Beijing Branch
Att. Ms. Ruoling Fu
Fax no. ++86 10 653 259 26

Dated:

Dear Sirs,

1. We refer to the Letter of Offer dated October 14th, 2004 made between ourselves as Borrower and Raiffeisen Zentralbank Oesterreich (RZB Austria), Beijing Branch as Bank (the "Facility"). Terms defined in the Facility shall have the same meaning in this notice.

2. We hereby give you notice that, pursuant to the Facility we wish to draw down the amount of USD ____________ on ________ 200__ by crediting this amount to our account number: ______________ with ______________________________.

3. We confirm that, at the date hereof, the representations set out in Clause 10 of the Facility are true and no Event of Default or potential Event of Default has occurred.

Yours faithfully

____

for and on behalf of
Shanghai Chengtong Precision Strip Co., Ltd.